UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)

Check the appropriate box:

☒  Preliminary Information Statement
☐  Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))
☐  Definitive Information Statement

ATTITUDE DRINKS INCORPORATED
 (Name of Registrant As Specified In Its Charter)

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(5)   Total fee paid:

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SCHEDULE 14C INFORMATION STATEMENT

ATTITUDE DRINKS INCORPORATED
10415 Riverside Drive # 101
Palm Beach Gardens, Florida 33410-4237
Telephone: (561) 799-5053

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

March ____, 2010

Notice of Written Consent in Lieu of Special Meeting

To Shareholders of Attitude Drinks Incorporated:

This Information Statement is furnished by the Board of Directors of Attitude Drinks Incorporated, a Delaware corporation (the “Company” or “Attitude”) to holders of record at the close of business on February 9, 2010 (the “Record Date”) of the Company’s common stock, par value $0.001, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act").

The Company's Board of Directors and shareholders with a majority of the Company's voting power as of the Record Date have authorized the following actions:

1.        Amendment to the Company’s Certificate of Incorporation to increase its authorized common shares from One Hundred Million (100,000,000) to One Billion (1,000,000,000) shares; and

2.        Amendment to the Company’s  Certificate of Incorporation at the Board of Director’s discretion at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 5 and 1 for 20,  pursuant to which any whole number of outstanding shares between and including 5 and 20 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors. There will be no change to the authorized shares of common stock of the Company as a result of any reverse stock split and any fractional shares will be rounded up.

These actions will not be effective until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about ____________, 2010, to the Company's stockholders of record.

The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.

/s/Roy G. Warren
Roy G. Warren
Chairman

March ____, 2010

INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock the Company as of the Record Date.

The Board of Directors has recommended and persons owning the majority of the voting power of the Company have adopted resolutions to effect the above-listed actions.

The Company will pay the cost of preparing and sending out this Information Statement. It will be sent to shareholders via regular mail along with the Company’s annual report on Form 10-K, as amended and Form 10-Q for the most recent quarter. This Information Statement and the Company’s annual report on Form 10-K and Form 10-Q for the most recent quarter are available at the Company’s website at www.attitudedrinks.com on March ____, 2010.

Only one Information Statement is being delivered to two or more stockholders who share an address unless the Company receives contrary instructions from one or more of the stockholders.  The Company will promptly deliver upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive separate copies of information or proxy statements, annual reports, or notices of internet availability, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by telephoning the Company’s offices toll-free at (561) 799-5053, by writing the Company’s President at 10415 Riverside Drive # 101, Palm Beach Gardens, Florida 33410-4237 or by e-mail to info@attitudedrinks.com.

Dissenter's Rights of Appraisal

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the Exchange Act and the Delaware Code. No dissenters' rights under the Delaware Code are afforded to the company's shareholders as a result of this action.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, 52,607,231 shares of common stock were issued and outstanding. Only holders of record of the Company's voting stock at the close of business on the Record Date were entitled to participate in the written consent of Company stockholders. Each share of common stock was entitled to one (1) vote for each share of common stock held by such shareholder. As of the Record Date, 9,000,000 shares of Series A Convertible Preferred Stock (“Series A”) were issued and outstanding. In all matters the Series A shall have the same voting rights as the common stock on a six to one (6:1) basis. If the Company effects a stock split which either increases or decreases the number of shares of common stock outstanding and entitled to vote, the voting rights of the Series A shall not be subject to adjustment unless specifically authorized.

The Company's Board of Directors and stockholders with a majority of the Company's voting power have approved an amendment to the Company’s Certificate of Incorporation to increase its authorized common shares from One Hundred Million (100,000,000) to One Billion (1,000,000,000) shares; and an amendment to the Company’s  Certificate of Incorporation at the Board of Director’s discretion at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 5 and 1 for 20,  pursuant to which any whole number of outstanding shares between and including 5 and 20 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as the Record Date, held by any person known to the Company to be the beneficial owner of 5% or more of its outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 10415 Riverside Drive # 101, Palm Beach Gardens, Florida 33410-4237.  Information with respect to the percent of class is based on 52,607,231 outstanding shares of common stock as of the Record Date. Except as otherwise indicated and pursuant to applicable community property laws, to the Company’s  knowledge, each stockholder has sole power to vote and dispose of all the shares of common stock listed opposite his name.

For purposes of this table, each person is deemed to have beneficial ownership of any shares of common stock of the Company such person has the right to acquire on or within 60 days after the date of this table.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date as to:

·	each person known to beneficially own more than 5% of our issued and outstanding common stock
·	each of our directors
·	each executive officer
·	all directors and officers as a group

Beneficial Owners
Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common	Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	5,255,462(3)	9.99%(3)
Common	Whalehaven Capital Fund Ltd 14 Par-La-Ville Road 3rd Floor Hamilton, Bermuda HM08	5,255,462(3)	9.99%(3)
Common	Roy Warren	66,669,574(4)	57.7%
Series A Convertible Preferred Stock		9,000,000(5)	100%
Common	H. John Buckman 174 Patterson Avenue Shrewsbury, N.J.	3,554,000(6)	6.7%
Common	Thomas P. Buckman 174 Patterson Avenue Shrewsbury, N.J.	5,000,000	9.5%
Common	Harry J. Buckman 174 Patterson Avenue Shrewsbury, N.J	5,000,000	9.5%

Common	Monarch Capital Fund Ltd Harbour House, 2nd Floor Waterfront Drive Road Town, Tortola BVI	5,255,462(3)	9.99(3)%
Common	Momona Capital LLC 150 Central Park South, 2nd Floor New York, NY 10019	5,255,462(3)	9.99%(3)
Common	RPBGI LLC 505 S. Flagler Drive Suite 1002 West Palm Beach, FL 33401	12,893,521	24.5%
Common	Weed & Co. LLP 4695 MacArthur Ct., Ste. 1430 Newport Beach, CA 92660	3,078,603	5.9%
(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)
Percentage calculated is based on 52,607,231 outstanding shares of common stock as of the Record Date. Except as otherwise indicated, shares of common stock subject to options, warrants or other convertible securities currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or other convertible securities, but not for any other person.

(3)
Equity listed consists of common stock, convertible notes and/or warrants exercisable or convertible into common stock. However, this owner is contractually limited to a beneficial ownership of our equity not to exceed 9.99%.  Calculations are based on 52,607,231 outstanding shares of common stock as of the Record Date and do not take into account any common stock equivalents the stockholders have the right to acquire.

(4)
Includes 69,918 shares of our common stock owned by household family members. Remaining amount relates to 3,650,000 shares of common stock, non-qualified stock options representing the right to purchase 8,949,656 shares, and 9,000,000 shares of Series A Convertible Preferred Stock, which convert into common stock on a six to one (6:1) basis (54,000,000 shares of common stock on an as converted basis) and votes with the common stock on an as converted basis.

(5)	The Company’s Series A Convertible Preferred Stock converts into the Company’s common stock on a six to one (6:1) basis and votes with the common stock on an as converted basis.
(6)	Includes 3,244,000 shares of common stock and warrants to purchase 310,000 shares.

Management Owners
Title of Class	Name and Address of Management Owner	Amount and Nature of Ownership (1)	Percent of Class (2)
Common	Roy Warren	66,669,574 (3)	57.7%
Series A Convertible Preferred Stock		9,000,000(4)	100%
Common	H. John Buckman 174 Patterson Avenue Shrewsbury, N.J.	3,554,000(5)	6.7%
Common	Mike Edwards 1615 S.E. Decker Avenue Stuart, Fl.	24,000	Less than 1%
Common	Executive officers and directors as a group (3 persons)	70,247,574	65.4%
Series A Convertible Preferred Stock		9,000,000	100%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)
Percentage calculated based on 52,607,231 outstanding shares of common stock as of the Record Date. Except as otherwise indicated, shares of common stock subject to options, warrants or other convertible securities currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or other convertible securities, but not for any other person.

(3)
Includes 69,918 shares of our common stock owned by household family members. Remaining amount relates to 3,650,000 shares of common stock, non-qualified stock options representing the right to purchase 8,949,656 shares, and 9,000,000 shares of Series A Convertible Preferred Stock, which convert into common stock on a six to one (6:1) basis (54,000,000 shares of common stock on an as converted basis) and votes with the common stock on an as converted basis.

(4)	The Company’s Series A Convertible Preferred Stock converts into the Company’s common stock on a six to one (6:1) basis and votes with the common stock on an as converted basis.
(5)	Includes 3,244,000 shares of common stock and warrants to purchase 310,000 shares.

Transfer Agent

Our transfer agent is:
Florida Atlantic Stock Transfer, Inc.
7130 Nob Hill Road
Tamarac, Florida 33321

Contact information:
Mr. Rene Garcia
Telephone: 954-726-4954
Facsimile: 954-726-6305

PROPOSAL NO. 1: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE ITS AUTHORIZED COMMON SHARES

The Company’s board of directors and shareholders with a majority of the Company’s voting power have approved an amendment to the Company’s Certificate of Incorporation to increase its authorized common shares from One Hundred Million (100,000,000) shares to One Billion (1,000,000,000) shares. The form of the Amendment to the Certificate of Incorporation is attached hereto as Exhibit A to this Information Statement.

Current Capitalization

Common Stock

Attitude currently has 100,000,000 shares of common stock authorized, of which 52,607,231 shares were issued and outstanding as of the Record Date. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. In the event of liquidation, dissolution or winding down of the company, the holders of shares of common stock are entitled to share, pro rata, in all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

The Company’s Certificate of Incorporation authorizes it to issue up to 20,000,000 preferred shares, $.001 par value. Attitude has designated 20,000,000 shares of its preferred stock $.001 par value as Series A Convertible Preferred Stock (“Series A”). Each share of Series A is convertible into six shares of the Company’s common stock for a period of five years from the date of the issue. The conversion basis is not adjusted for any stock split or combination of the common stock. The Series A votes with the common stock on an as converted basis. The Company must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A. At the Record Date, the Company had 9,000,000 shares of Series A outstanding, which may be converted into 54,000,000 shares of the Company’s common stock.

           Securities Authorized for Issuance under Equity Compensation Plans

The Company currently has 17,691,367 shares of common stock reserved for issuance under stock options granted under the March 2009 Stock Option, Compensation, and Incentive Plan. The Company also issued an option to purchase 350,000 shares of common stock to a consultant at an exercise price of $0.65 per share.

Convertible Notes and Warrants

The Company entered into a series of financing agreements over the last two years under which it issued convertible notes and Class A and Class B Warrants to purchase its common stock.  At the Record Date, the Company had an aggregate of $2,949,060 in principal outstanding in convertible notes payable and Class A Warrants outstanding to purchase an aggregate of 34,220,648 shares of common stock at exercise prices ranging from $0.008 to $0.75 per share, with expiration dates ranging from April 2011 to July 2014. The Class B Warrants will be issued upon exercise of certain Class A Warrants and have an exercise price of $0.75 per share. Upon exercise of certain Class A Warrants, at the Record Date, the Company would have the obligation to issue Class B Warrants to purchase 5,861,362 shares of common stock at an exercise price of $0.75 per share. Class B Warrants to purchase 1,000,000 shares of common stock have a three year term and Class B Warrants representing the right to purchase 4,861,362 shares will expire after five years.

At the Record Date, approximately $2,949,060 in principal of the notes (plus accrued interest) are convertible into shares of the Company’s common stock at a conversion rate of $.0247 per share. The conversion price is subject to adjustment in certain circumstances, including the payment of dividends, stock splits and certain share issuances below the conversion price.  At the Record Date, conversion of principal and interest of outstanding convertible notes would equal approximately 132,258,220 shares of common stock.

Further, at the Record Date, the Company had Class A Warrants to purchase 34,220,648 shares of common stock issued and outstanding. Further, upon exercise of certain Class A Warrants, the Company will have the obligation to issue Class B Warrants to purchase 5,861,362 shares of common stock at an exercise price of $0.75 per share. The investors in these financings have agreed to restrict their ability to convert the notes and exercise the warrants and receive shares of the Company’s common stock so that the number of shares held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99% but not in excess of 9.99%. Pursuant to certain of these agreements, the Company is required to reserve for issuance 175-150% of the required number of shares of common stock underlying the notes and warrants.

The foregoing is a general summary of these obligations as relating to this proposal. The terms of these financing agreements and related notes and warrants may be found in the Company’s filings and exhibits with the Securities and Exchange Commission, including but not limited to its Form 10-K and Form 10-Q for the most recent quarter.

Reasons for the Increase to Authorized Common Stock

The Board of Directors believes it is in Attitude’s best interest to have additional shares of common stock authorized for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. Specifically, it must increase the authorized shares to fulfill its obligations under the financing agreements set forth above. On a fully diluted basis, taking into account the obligations set forth above, including the issuance and exercise of Class B Warrants to purchase 5,861,362 shares of common stock, the Company could be obligated to issue up to 244,031,697 shares of common stock.  The Company had 52,607,231 shares of common stock issued and outstanding at the Record Date out of 100,000,000 shares of common stock authorized. The increase in authorized shares has been determined by the Board of Directors to allow for these obligations and to provide for a sufficient amount of common stock to support its expansion and future financing activities, if any. Other than set forth in the above agreements, there are no present plans for significant future issuances. When the Board of Directors deems it to be in the best interest of the company and stockholders to issue additional shares of common stock in the future from authorized shares, the Board of Directors will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation.

Certain Risks

The issuance of shares upon conversion of the convertible notes and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the holders of these securities may ultimately convert and sell the full amount issuable on conversion.

Although holders of our convertible notes and warrants may not convert and/or exercise if such conversion or exercise would cause them to own more than 4.99% of the Company’s outstanding common stock (or 9.99% if waived), this restriction does not prevent them from converting and/or exercising some of their holdings and then converting the rest of their holdings.  In this way, the holders of the Company’s convertible notes could sell more than this limit while never holding more than this limit.  This may further dilute the proportionate equity interest and voting power of all holders of the Company’s common stock.

The additional authorized shares of common stock could also have an anti-takeover effect. If Attitude’s Board of Directors desires to issue additional shares in the future, such issuance could also dilute the voting power of a person seeking control of it, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

REQUIRED VOTE

The approval of a majority of the common stock entitled to vote is necessary to approve the amendment to the Certificate of Incorporation. Shareholders owning the majority of the common stock entitled to vote have consented to this action. A copy of the proposed Amendment to the Certificate of Incorporation reflecting the increase in authorized common stock to 1,000,000,000 shares is attached as Exhibit A.

PROPOSAL NO. 2: AMENDMENT TO THE COMPANY’S  CERTIFICATE OF INCORPORATION AT THE BOARD OF DIRECTOR’S DISCRETION AT ANY TIME WITHIN THE NEXT TWELVE MONTHS TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A REVERSE SPLIT RATIO OF BETWEEN 1 FOR 5 AND 1 FOR 20

The Company's Board of Directors and stockholders with a majority of the voting power have approved a proposal to authorize the Board to amend our Certificate of Incorporation at the Board of Director’s discretion at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 5 and 1 for 20, pursuant to which any whole number of outstanding shares between and including 5 and 20 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors. There will be no change to the authorized shares of common stock of the Company as a result of any reverse stock split and any fractional shares will be rounded up, so that no shareholder shall have less than 1 share after the effectiveness of the reverse split.

As such, the Board would have the sole discretion to elect to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between five (5) and twenty (20).  The Board would also have the sole discretion not to effect the reverse stock split. Providing this authority to the Board, rather than mere approval of an immediate reverse stock split, would give the Board flexibility to react to market conditions and act in the best interests of the Company and our stockholders.

The Company believes that the availability of a range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, the Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of the common stock;
•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock; and
•	prevailing general market and economic conditions.

If the Board determines to effect the reverse split, the Company would file an amendment to our Certificate of Incorporation, as amended, with the Delaware Secretary of State.  We will also obtain a new CUSIP number for the common stock at the time of the reverse split. The Company must provide FINRA at least ten (10) calendar days advance notice of the effective date of a reverse stock split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934.

PURPOSE

The purpose of the reverse stock split is to attempt to increase the per share trading value of the Company’s common stock. The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for the common stock, to increase the marketability of its stock to potential new investors and its ability to attract institutional investors to hold its shares, while decreasing the volatility of the stock price, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and our stockholders.  However, in many cases, the market price of a Company’s shares declines after a reverse stock split. If the trading price of the Company’s common stock increases without a reverse stock split, the Board may use its discretion not to implement a reverse split.

If the Board ultimately determines to effect a reverse stock split, no action on the part of the stockholders is required. The Board may determine to delay the reverse split up until twelve months or determine not to effect the reverse split at all.

EFFECTS OF REVERSE STOCK SPLIT

After the effective day of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. As of the Record Date, 52,607,231 shares of common stock were issued and outstanding. Without taking into account the issuance of any common stock to allow for fractional shares, based on the number of shares issued and outstanding and, for illustrative purposes only, assuming a reverse split ratio of 1-for-10, the Company would have approximately 5,260,724 shares outstanding immediately following the completion of the reverse stock split. Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be adjusted accordingly. These adjustments may include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of the securities, the applicable exercise or purchase price as well as other adjustments. Pursuant to the terms and conditions of the Company’s outstanding Series A Convertible Preferred Stock (“Series A”), the conversion rate and the voting rights of the Series A will not adjust as a result of any reverse stock split. Further, the authorized but unissued Series A will not adjust as a result of any reverse split.

The proposed reverse stock split will affect all common stockholders uniformly and will not affect any shareholders’ percentage interest in the Company (except for shareholders receiving one whole share for a fractional share interest). However, as a result of the reverse stock split, the common stockholders’ voting rights will be dramatically decreased as the conversion rate and the voting rights of the Series A will not adjust as a result of the reverse stock split. For example, assuming a reverse split ratio of 1-for-10 and not taking into account any other outstanding convertible securities of the Company, the Series A holder may be deemed to control approximately 91.1% of the Company’s voting power. As such, common stockholders will own less than 9% of the Company’s voting power following any such reverse stock split.  An effect of a reverse stock split is to increase the number of authorized, but un-issued shares of Common Stock, would be available for issuance by the Board of Directors. Issuances of additional common stock or preferred stock convertible into common stock, such as the Series A, which votes with the common stock and converts on a 6:1 basis, would significantly dilute the ownership position of the Company's stockholders.

Further, an effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not have any current plans, proposals, or arrangements to propose any amendments to the Certificate of Incorporation or bylaws that would have a material anti-takeover effect.

The Company cannot predict the effect of any reverse stock split upon the market price over an extended period and, in many cases the market value of a company’s common stock following a reverse split declines.  The Company cannot assure you that the trading price of its common stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of its common stock outstanding as a result of the reverse stock split. Also, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of its common stock. The trading price of the common stock may change due to a variety of other factors, including the Company’s operating results and other factors related to its business and general market conditions.

Further, as a result of any reverse split, some stockholders may own less than 100 shares of the common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction costs if they sell their shares of common stock.

No fractional shares of post-reverse split common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-reverse common stock who would otherwise be entitled to receive a fractional share of post-reverse common stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-reverse common stock held by such holder.

The Company is not attempting to go "private" by the action of a reverse split. The actual number of shareholders shall remain the same, with no current shareholder having less than one share, after the effectiveness of a reverse split.

Other than as necessary to fulfill the obligations set forth in Proposal No. 1 of this Information Statement, the Company does not presently have any definitive agreement(s) to issue any shares of common stock available as a result of a reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following discussion is a summary of the U.S. federal income tax consequences to a stockholder who exchanges shares pursuant to the reverse stock split. This discussion is for general information only and is not intended to be a complete description of all potential tax consequences to a particular stockholder. Nor does it describe state, local or foreign tax consequences. Any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on current provisions of the Code, Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. We have not sought nor will we seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The Company will not recognize any gain or loss for tax purposes as a result of the reverse stock split. Furthermore, the reverse stock split will not result in the recognition of gain or loss to our common stockholders. The holding period for the shares of common stock each stockholder receives will include the holding period of the shares exchanged in the reverse stock split. The aggregate adjusted basis of the new shares of common stock will be equal to the aggregate adjusted basis of the old shares exchanged in the reverse stock split.

Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

EFFECTIVE DATE AND EXCHANGE OF STOCK CERTIFICATES

The proposed reverse stock split would become effective as set forth in a Certificate of Amendment filed with the Delaware Secretary of State (which will not be a date prior to twenty days after the mailing of this Information Statement to shareholders).  On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse split ratio determined by the Board of Directors as set forth in this Information Statement. As soon as practical after the effective date, the shareholders will be notified that a reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with a letter of transmittal to be sent by the Company.

APPROVAL REQUIRED

Pursuant to the Delaware General Corporation Law, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the proposed reverse stock split. As discussed above, persons owning the majority of the voting power of the Company have consented to this action. The Board of Directors may also elect not to undertake any reverse split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

The Company’s CEO and Chairman, Roy Warren, owns 9,000,000 shares of the Company’s Series A Convertible Preferred Stock, which are convertible into 54,000,000 shares of common stock. Pursuant to the terms and conditions of the Company’s outstanding Series A, the conversion rate and the voting rights of the Series A will not adjust as a result of any reverse stock split. No director of the Company opposed the proposed actions taken by the Company set forth in this Information Statement.

ADDITIONAL INFORMATION

Attitude is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street,  N.E.,Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

By Order of the Board of Directors
March ___, 2010

/s/Roy G. Warren
Roy G. Warren

EXHIBIT A
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ATTITUDE DRINKS INCORPORATED

The corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Attitude Drinks Incorporated by written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”) of said corporation:

RESOLVED, that the Certificate of Incorporation of this corporation shall be amended by changing Article Fourth so that, as amended, Article Fourth shall be and read as follows:

FOURTH:  The total authorized capital stock which the Corporation shall have authority to issue is: One Billion Twenty Million (1,020,000,000) of which stock One Billion (1,000,000,000) shares of the par value of $.001 each shall be common stock and of which Twenty Million (20,000,000) shares of the par value of $.001 each shall be preferred stock.  Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on _____________________.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ______________ day of _________, _______________.

By:_____________________
Name: Roy G. Warren
Title: Chief Executive Officer